Exhibit 99.1

Lantronix Announces Engineering Leadership Change to Support its Next Phase of Growth

Irvine, CA – August 10, 2018 – Lantronix, Inc. (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT) announced today that Daryl Miller, vice president of engineering will be retiring in September after providing more than 18 years of engineering leadership at Lantronix. In addition, the company announced that Fathi Hakam has joined the company to succeed Mr. Miller as the new vice president of engineering. Mr. Hakam brings a wealth of experience from engineering leadership roles he has held in the tech industry, including delivering solutions for OEMs in the networking and wireless space.

"I would like to thank Daryl for his important contributions to Lantronix over the last 18 years. He leaves the company having established a strong foundation for the future with our expanded worldwide development team," said Jeff Benck, president and chief executive officer of Lantronix. "I am very excited to welcome someone of Fathi’s caliber to the Lantronix leadership team. With more than 20 years of experience in building and leading successful software development teams, I believe that Fathi will be a key contributor in driving Lantronix towards greater success."

“With an installed base of millions of connected devices worldwide, Lantronix has a long-established reputation as an innovator in delivering compelling connectivity and management solutions for the industrial IoT market,” said Hakam. “I am extremely excited to have the opportunity to work with Jeff and the rest of the Lantronix team in building upon this foundation to introduce new innovative solutions that will make it easier for our customers to quickly and easily deliver connected products and transform their businesses.”

Prior to joining the Company, Hakam served as the interim senior vice president of international operations at Viewstream, where he was instrumental in planning and expanding the company's global media strategy. Prior to joining Viewstream, he was the founder and senior vice president of engineering and product management at SwitchRay Inc., a global provider of communication service platform for global telecom carriers. Hakam has also held various senior management positions at other technology companies including Motorola, Kyocera Wireless, Networks in Motion and Lintelus.

The company will grant Mr. Hakam an inducement award of 100,000 restricted stock units (RSUs) in connection with the commencement of his employment. The shares subject to the inducement award will vest according to the following schedule: one-fourth of the shares shall vest on the first anniversary of the grant date and the remaining shares shall vest ratably each quarter thereafter for a period of 12 quarters. The grant of the RSUs was approved by a majority of the independent members of the company's board of directors, as an inducement material to Mr. Hakam entering into employment with the company in accordance with Nasdaq Listing Rule 5635(c)(4).

About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for the Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

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Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.

Learn more on the Lantronix blog, www.lantronix.com/blog, featuring industry discussion and updates. To follow Lantronix on Twitter, please visit www.twitter.com/Lantronix. View our video library on YouTube at www.youtube.com/user/LantronixInc or connect with us on LinkedIn at www.linkedin.com/company/lantronix.

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Shahram Mehraban

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